SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant            ☑

Filed by a Party other than the Registrant            ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CORIXA CORPORATION

(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

Per unit price
or other
underlying
	Aggregate	value of
	number of	transaction
	securities	computed	Proposed
	to which	pursuant to	maximum
Title of each class of securities to which transaction	transaction	Exchange Act	aggregate value
applies	applies	Rule 0-11	of transaction	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Corixa Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Corixa Corporation
Commission File No.: 0-22891

On April 29, 2005, Corixa Corporation issued the following press release.

For more information:

Corixa Investor Relations Jim DeNike Corixa Corp. (206) 366-3720 jim.denike@corixa.com	Corixa Media Relations Colleen Beauregard Waggener Edstrom Bioscience (503) 443-7000 colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES AGREEMENT TO BE ACQUIRED BY GLAXOSMITHKLINE

Shareholders to Receive $4.40 Per Share in Cash

SEATTLE, April 29, 2005 Corixa Corporation (Nasdaq: CRXA), a developer of immunotherapeutics, today announced that it has signed a definitive agreement with GlaxoSmithKline (GSK) under which GSK has agreed to acquire Corixa. GSK will pay $4.40 in cash for each share of Corixa common stock, or common stock equivalent, or approximately $300 million, representing a 48 percent premium to $2.98, which was Corixa’s closing share price on April 28, 2005. GSK will assume Corixa’s outstanding convertible notes, and after the transaction, the holders of these notes will have the right to cause GSK to redeem the notes for par plus accrued interest. Closing of this transaction is subject to customary conditions including, Hart-Scott-Rodino clearance and the approval of Corixa stockholders. The transaction is expected to close in the third quarter of 2005.

Corixa Chief Executive Officer, Steven Gillis said, “GlaxoSmithKline has been a long-term and steadfast partner of Corixa, not only in proprietary vaccine antigen discovery and development, but as the leading customer for our adjuvants and as a co-developer of Bexxar. Acquisition of Corixa by GSK represents a logical step given the importance of MPL in multiple GSK vaccines. We look forward to working with GSK during the upcoming transition period by assisting with continued expansion of manufacturing operations in Montana, and by helping GSK to evaluate the other programs in the Corixa portfolio.”

Selected Corixa Board Members and their investment funds, all of which collectively own approximately 11 percent of the outstanding voting shares of Corixa, have entered into support agreements pledging that they will vote all their shares in favor of the transaction at the meeting of Corixa stockholders.

Banc of America Securities LLC acted as primary financial advisor to Corixa in connection with the transaction and delivered a fairness opinion to Corixa’s Board of Directors. In addition, Pacific Growth Equities acted as special advisor to Corixa in connection with the transaction.

Conference Call
Corixa will hold a conference call and webcast to discuss this announcement on Monday May 2, 2005 at 8:30 a.m. EDT / 5:30 a.m. PDT. To access the live conference call, dial (800) 810-0924 or (913) 981-4900. Webcast participants can sign up at the investors page of Corixa’s Web site. A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 or (719) 457-0820 and entering code 3557483. The call will be rebroadcast from May 2, 2005 at 11:30 a.m. EDT to May 13, 2005 at 11:59 p.m. EDT.

About Corixa and Forward Looking Statements
Corixa is a biopharmaceutical company developing vaccine adjuvants and immunology based products that manage human diseases. Corixa’s products are currently in multiple clinical development programs, including several that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Montana. For more information, please visit Corixa’s Web site at www.corixa.com.

This press release contains forward-looking statements, including statements regarding the anticipated closing of the acquisition of Corixa by GSK and other statements regarding Corixa’s plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the risk that the acquisition by GSK does not close as a result of a failure to satisfy the closing conditions or otherwise and the “Factors Affecting Our Operating Results, Our Business and Our Stock Price,” described in Corixa’s Annual Report on Form 10-K for the year ended December 31, 2004, copies of which are available from the company’s investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Additional Information About the Proposed Acquisition and Where to Find It
Corixa will file a proxy statement with the SEC in connection with the proposed transaction. Corixa urges investors and security holders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Additionally, documents filed with the SEC by Corixa are available free of charge on Corixa’s website at www.corixa.com. Documents on Corixa’s website will not be part of the filing.

Corixa’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Corixa in connection with the transaction. A description of certain of the interests of directors and executive officers of Corixa is set forth in the proxy statement for Corixa’s 2005 annual meeting of stockholders, which was filed with the SEC on April 20, 2005. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

# # #